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                                                                     EXHIBIT 5.1



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                                                        111 SOUTH CALVERT STREET
                                                           BALTIMORE, MD 21202
                                                            TEL (410) 659-2700
                                                            FAX (410) 539-6981
                                                               WWW.HHLAW.COM




                                 March 24, 2004


Board of Directors
Wabash National Corporation
100 Sagamore Parkway South
Lafayette, Indiana 47905


Ladies and Gentlemen:

        We have acted as counsel to Wabash National Corporation, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (File No. 333-109375), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering by selling securityholders of (i) up to $125,000,000 aggregate principal amount of the Company's 3.25% Convertible Senior Notes due August 1, 2008 (the "Notes"), issued pursuant to the Indenture referred to below, and (ii) up to 6,510,416 shares of the Company's common stock, par value $0.01 per share (the "Conversion Shares"), subject to adjustment as provided in the Indenture, issuable upon the conversion of the Notes by the holders thereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

        1. An executed copy of the Registration Statement.

        2. Executed copy of the Indenture (the "Indenture"), dated as of August 1, 2003, between the Company and Wachovia Bank, National Association, as Trustee (the "Trustee").

        3. Specimen copy of the Notes.

        4. The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated August 29, 2003.

        5. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 22, 2004, and as


WASHINGTON, DC   NEW YORK   BALTIMORE   NORTHERN VIRGINIA   MIAMI   LOS ANGELES
    DENVER   BOULDER   COLORADO SPRINGS   BERLIN   BRUSSELS   LONDON   PARIS
             BUDAPEST   PRAGUE   WARSAW   MOSCOW   BEIJING   TOKYO


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Wabash National Corporation
March 24, 2004
Page 2


certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

        6. Amended and Restated Bylaws, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

        7. Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent dated July 19, 2003, and certain resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on July 28, 2003, all as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Indenture and the Notes, authorization and reservation of the Conversion Shares, and arrangements in connection therewith (collectively, the "Resolutions"), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                 In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                 To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                 This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (b), the Delaware General Corporation Law, as amended, and (ii) as to the opinion given in paragraph (a), the laws of the State of New York. As used herein, the phrase "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.


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Wabash National Corporation
March 24, 2004
Page 3



                 Based upon, subject to and limited by the foregoing, we are of the opinion that:

                 (a) the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

                 (b) upon issuance of the Conversion Shares at a conversion price equal to or greater than the par value of the Conversion Shares and following conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

                 The opinions expressed in paragraph (a) above relating to the enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

                 We hereby consent to the filing of this opinion letter as
Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                              Very truly yours,


                                              /S/ HOGAN & HARTSON L.L.P.

                                              HOGAN & HARTSON L.L.P.